                           Specimen Stock Certificate

        Number ____                                          SHARES___________

              INCORPORATED UNDER THE LAWS OF THE STATE OF FLORIDA
                            INTERNET RECREATION INC.

The Corporation is authorized to issue 100,000,000 shares of common stock--par value .0001 per share.

This certifies that ________________ is the owner of    ________fully paid and
non-assesable shares of the above corporation transferable only on the books of the corporation by the holder hereof in person or by duly authorized attorney upon surrender of this certificate properly endorsed.

In witness whereof, the said corporation has caused this certificate to be signed by its duly authorized officers and to be sealed with the Seal of the
Corporation.

Dated ___________

President_______________